Free Writing Prospectus dated November 19, 2024

Relating to Prospectus dated November 19, 2024

Filed Pursuant to Rule 433 under the Securities Act of 1933

Registration Statement No. 333-283339

QuidelOrtho Corporation Announces Secondary Offering of Common Stock by the Carlyle Group

SAN DIEGO, CA, November 19, 2024 – QuidelOrtho Corporation (Nasdaq: QDEL) (the “Company” or “QuidelOrtho”), a global provider of innovative in vitro diagnostics technologies designed for point-of-care settings, clinical labs and transfusion medicine, announced today the launch of an underwritten secondary offering (the “Offering”) by Carlyle Partners VI Cayman Holdings, L.P. (the “Selling Stockholder”) of 8,260,183 shares of the Company’s common stock (“Common Stock”).

The Selling Stockholder will receive all of the proceeds from the Offering. The Company is not selling any shares of Common Stock in the Offering and will not receive any proceeds from the Offering.

The last reported sale price of QuidelOrtho’s Common Stock on November 19, 2024 was $38.58 per share. Goldman Sachs & Co. LLC is acting as the sole underwriter of the Offering.

The underwriter proposes to offer the shares of Common Stock to the public at a fixed price, which may be changed at any time without notice.

Following the Offering, the Selling Stockholder will not beneficially own any shares of QuidelOrtho’s Common Stock, other than de minimis amounts held or owned from time to time in the ordinary course of business. As a result, QuidelOrtho’s Principal Stockholders Agreement with the Selling Stockholder will terminate pursuant to its terms and the Selling Stockholder will no longer have the right to nominate members to QuidelOrtho’s Board of Directors in accordance with the terms of the Principal Stockholders Agreement.

The Offering is being made pursuant to an effective shelf registration statement (including a prospectus) filed by the Company with the U.S. Securities and Exchange Commission (“SEC”) to which this communication relates. Before you invest, you should read the prospectus in the shelf registration statement and other documents the Company has filed with the SEC for more complete information about the Company and the Offering. The Offering will be made only by means of a free writing prospectus, a prospectus and a related prospectus supplement relating to the Offering, copies of which may be obtained from Goldman Sachs & Co. LLC, Attention: Prospectus Department, 200 West Street, New York, NY, 10282, phone number: (866) 471-2526, or by email at prospectus-ny@ny.email.gs.com. A copy of the free writing prospectus, the prospectus and the related prospectus supplement relating to the Offering may also be obtained free of charge by visiting EDGAR on the SEC’s website at www.sec.gov.

This press release does not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Cautionary Note Concerning Forward Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements are any statement contained herein that is not strictly historical, including, but not limited to, statements regarding the expected sale of Common Stock by the Selling Stockholder in the Offering. Without limiting the foregoing, the words “may,” “will,” “would,” “should,” “might,” “expect,” “anticipate,” “believe,” “estimate,” “plan,” “intend,” “goal,” “project,” “strategy,” “future,” “continue” or similar words, expressions or the negative of such terms or other comparable terminology are intended to identify forward-looking statements. Such statements are based on the beliefs and expectations of QuidelOrtho’s management as of today and are subject to significant known and unknown risks and uncertainties. Actual results or outcomes may differ significantly from those set forth or implied in the forward-looking statements. The factors discussed in QuidelOrtho’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023 and subsequent reports filed with the SEC, including under Part I, Item 1A, “Risk Factors” of the Form 10-K, among others, could cause actual results to differ from those set forth or implied in the forward-looking statements. You should not rely on forward-looking statements as predictions of future events because these statements are based on assumptions that may not come true and are speculative by their nature. All forward-looking statements are based on information currently available to QuidelOrtho and speak only as of the date hereof. QuidelOrtho undertakes no obligation to update any of the forward-looking information or time-sensitive information included in this press release, whether as a result of new information, future events, changed expectations or otherwise, except as required by law.

About QuidelOrtho Corporation

QuidelOrtho Corporation (Nasdaq: QDEL) is a world leader in in vitro diagnostics, developing and manufacturing intelligent solutions that transform data into understanding and action for more people in more places every day.

Offering industry-leading expertise in immunoassay and molecular testing, clinical chemistry, and transfusion medicine, bringing fast, accurate and reliable diagnostics when and where they are needed—from home to hospital, lab to clinic. So that patients, clinicians and health officials can spot trends sooner, respond quicker and chart the course ahead with accuracy and confidence.

Building upon its many years of groundbreaking innovation, QuidelOrtho continues to partner with customers across the healthcare continuum and around the globe to forge a new diagnostic frontier. One where insights and solutions know no bounds, expertise seamlessly connects and a more informed path is illuminated for each of us.

QuidelOrtho is advancing diagnostics to power a healthier future.

Investor Contact:

Juliet Cunningham

Vice President, Investor Relations

IR@QuidelOrtho.com

Media Contact:

D. Nikki Wheeler

Senior Director, Corporate Communications

media@QuidelOrtho.com